Prospect Capital Corporation Announces Launch of
Cash Tender Offer For Any and All of its Outstanding
5.000% Senior Notes due 2019
NEW YORK, NY — (GLOBE NEWSWIRE) — June 7, 2018 — Prospect Capital Corporation (the “Company”) today announced that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding senior notes listed below. The Tender Offer will expire at 5:00 p.m., New York City time, on June 13, 2018 (the “Expiration Time”), unless extended or earlier terminated. The Tender Offer is made pursuant to an Offer to Purchase dated today, which set forth the terms and conditions of the Tender Offer.

Title of Security	CUSIP / ISIN Nos.	Outstanding Principal Amount
5.000% Senior Notes due 2019 (the “Notes”)	74348TAN2 / US74348TAN28	$300,000,000
The consideration to be paid for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time is $1,020, plus accrued and unpaid interest on the Notes from the applicable last interest payment date up to, but not including, the Settlement Date (as defined herein). Assuming the Tender Offer is not extended, the Company expects that the Tender Offer will settle and payment will be made on June 20, 2018 (the “Settlement Date”).
As described in the Offer to Purchase, tendered Notes may be withdrawn at any time prior to or at, but not after, the Expiration Time, unless the Company amends the Tender Offer, in which case the withdrawal rights may be extended as the Company determines, to the extent required by law. The Tender Offer is subject to certain conditions, including the receipt by the Company of net proceeds from one or more debt financings on terms and conditions satisfactory to the Company in an amount sufficient, together with other available sources of cash, to pay for all Notes accepted for payment in the Tender Offer and estimated fees and expenses related to the Tender Offer. The Tender Offer is not conditioned on any minimum amount of Notes being tendered. The Company may amend, extend or, subject to certain conditions and applicable law, terminate the Tender Offer at any time in its sole discretion.
The Company has retained RBC Capital Markets, LLC and Barclays Capital Inc. to serve as the Lead Dealer Managers and UBS Securities LLC to serve as the Co-Dealer Manager for the Tender Offer. Questions and requests for assistance regarding the Tender Offer should be directed to RBC Capital Markets, LLC at (212) 618-7843 (collect) or (877) 381-2099 (toll free) or Barclays Capital Inc. at (212) 528-7581 (collect) or (800) 438-3242 (toll free).
The Company has also retained D.F. King & Co., Inc. to serve as the Information Agent and Tender Agent for the Notes in the Tender Offer.
The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase, a copy of which may be obtained from D.F. King & Co., Inc. at (212) 269-5550 (Banks and Brokers) or (800) 549-6864 (toll free), or via psec@dfking.com.

A copy of the Offer to Purchase is also available at the following web address:
http://www.dfking.com/psec
This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase. The Tender Offer is not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of the Company, the Dealer Managers or the Information and Tender Agent are making any recommendation as to whether or not holders should tender their Notes in connection with the Tender Offer.
About Prospect Capital Corporation
Prospect Capital Corporation is a business development company that focuses on lending to and investing in private businesses. Prospect's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
Prospect has elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). Prospect is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect could have an adverse effect on Prospect and our shareholders.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. These forward-looking statements include statements regarding expectations as to the completion of the transactions contemplated by the Tender Offer and redemption of the Notes. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For further information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702.